Exhibit 6

                                                                  April 10, 2000



Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992


To Pruco Life Insurance Company of New Jersey:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of New Jersey of variable appreciable life insurance contracts (the "Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 29 to Registration Statement No. 2-89780 on Form S-6 describes the Contracts. I have reviewed the two Contract forms and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

         (1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Illustrations", based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 than to prospective purchasers of Contracts on males of other ages or on females.

         (2) The illustrations of the effect of an increase in the Contract fund on the increase in insurance amount shown in the section entitled "Revised Contracts" (How a Contract's Death Benefits will Vary") are consistent with the provisions of the Revised Form A and Form B Contracts.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,



/s/
---------------------------------
Pamela A. Schiz, FSA, MAAA
Actuarial Director
The Prudential Insurance Company of America




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